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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE FOURTH QUARTER OF FISCAL 2013

Red Bank, N.J. November 13, 2013 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the fourth quarter of fiscal 2013 which appear below compared with the fourth quarter of fiscal 2012.

                           4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                          Ended 10/31/2013   Ended 10/31/2012      Change
                          ----------------   ----------------    ----------
Total Royalties Received      $5,014,749         $4,846,079       + 3.48%
Net Income                    $4,860,365         $4,679,489       + 3.87%
Distribution per Unit           $0.53              $0.51          + 3.92%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Gas royalties under the Mobil Agreement for the fourth quarter of fiscal 2013 were reduced by negative adjustments from the prior quarter and year totaling $100,303, as compared to negative adjustments totaling $312,460 for the fourth quarter of fiscal 2012. Gas royalties under the OEG Agreement for the fourth quarter of fiscal 2013 were reduced by negative adjustments from the prior quarter and year totaling $177,955, as compared to negative adjustments totaling $559,933 for the fourth quarter of fiscal 2012. Net income in the fourth quarter of 2013 was higher than the fourth quarter of 2012 due to a combination of lower negative adjustments in fiscal 2013 along with higher gas prices and higher average exchange rates. Relevant details are shown below.

                           4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                          Ended 10/31/2013   Ended 10/31/2012      Change
                          ----------------   ----------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               8.174             9.018            - 9.36%
Gas Prices (Ecents/Kwh)(2)      2.6583            2.3884            +11.30%
Average Exchange Rate (3)       1.3334            1.2824            + 3.98%
Gas Royalties                 $3,325,026        $3,274,349          + 1.55%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 25.195            25.912            - 2.77%
Gas Prices (Ecents/Kwh)         2.7003            2.6346            + 2.49%
Average Exchange Rate           1.3352            1.2845            + 3.95%
Gas Royalties                $1,375,873          $855,191           +60.88%

    (1) Billion cubic feet     (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers




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Trust expenses for the fourth quarter of fiscal 2013 declined 8.98% to
$159,395 from $175,112 in comparison to the prior year's equivalent quarter due to lower Trustee fees as mandated by the terms of the Trust Agreement and reduced legal expenses.

Total royalty income for fiscal 2013 declined in comparison to fiscal 2012 due to lower gas sales under both the Mobil and OEG Agreements, which showed a reduction of 9.88% and 3.01%, respectively. The comparison of the relevant periods is shown below.

                            Fiscal Year         Fiscal Year       Percentage
                          Ended 10/31/2013    Ended 10/31/2012      Change
                          ----------------    ----------------    ----------

Total Royalties Received      $21,546,298        $23,672,808       - 8.98%
Net Income                    $20,635,306        $22,609,961       - 8.73%
Distribution per Unit            $2.25              $2.46          - 8.54%


The 2014 Annual Meeting is scheduled to begin at 10:30 A.M. on February 11,
2014.

The previously declared distribution of 53 cents per unit will be paid on November 27, 2013 to owners of record as of November 15, 2013. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.